Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-200627) of our reports dated March 29, 2013 and March 28, 2014, relating to the consolidated financial statements of Premier Healthcare Exchange, Inc. and Subsidiaries, which appears in the Current Report on Form 8-K of Performant Financial Corporation dated January 28, 2015. ParenteBeard LLC merged into Baker Tilly Virchow Krause, LLP (“Baker Tilly”) on October 1, 2014. As such, Baker Tilly is a successor in interest to ParenteBeard.

We also consent to the reference to us under the caption “Experts” in the Prospectus Supplement.

/s/ Baker Tilly Virchow Krause, LLP

New York, New York

January 28, 2015